Exhibit 4.2

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, Ontario M5J 1A7

February 25, 2025

Wood River Capital, LLC

4111 East 37th Street North

Wichita, KS 67220

Email:

Re:	Listing on OTC US Market – Waiver to April 30, 2025

Ladies and Gentlemen:

Reference is made to that certain Convertible Note, dated as of September 29, 2021, issued by Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario (the “Company”), to Spring Creek Capital, LLC, a Delaware limited liability company (the “Original Holder”), and subsequently transferred by the Original Holder pursuant to that certain Joinder Agreement, dated as of May 1, 2022, by and among the Company, the Original Holder and Wood River Capital, LLC, a Delaware limited liability company (the “Holder”), as further amended on May 5, 2022, February 13, 2023, and March 25, 2024 (such note, as so amended and together with any payment-in-kind notes issued thereunder, referred to collectively as the “Koch Note”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Koch Note.

The parties hereto wish to waive, supplement and amend certain provisions of the Koch Note on the terms and subject to the conditions set forth in this letter agreement.

In consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereto agree as follows.

Section 1.

a) During the Waiver Period (as defined below), the Holder hereby irrevocably:

(i)

waives the requirement, under the definition of “Eligible Market” set forth in Section 27 of the Koch Note, that the market capitalization of the Issuer must be $150,000,000 or more in order for the OTC US Market to constitute an “Eligible Market”;

(ii)	agrees, for the avoidance of doubt, that for purposes of the Koch Note, OTC US Market shall mean any of (x) OTCQX, (y) OTCQB, or (z) Pink Open Market (or any successor thereof);

(iii)	agrees, that upon first trading on the OTC US Market, the OTC US Market shall be deemed the Principal Market for purposes of Section 4(d) of the Koch Note, and

(iv)

agrees that upon first trading on the OTC US Market, the quotation of the Common Shares on any of the OTCQX, OTCQB or Pink Open Market (or any successor thereof) shall constitute listing of the Common Shares on an Eligible Market for all purposes under the Koch Note, collectively, the “Waiver”.

b) The Waiver shall commence on the later of (i) the date hereof and (ii) the execution and effectiveness of the waiver between the Company and Glencore Canada Corporation (the “Glencore Waiver”), in form and substance satisfactory to the Holder (such date of commencement, the “Commencement Date”) and, provided no Event of Termination (as defined below) has occurred, shall continue in effect until 11:59 p.m. (Eastern Standard Time) on April 30, 2025 (the “Termination Date” and the period commencing on the Commencement Date and ending on the Termination Date, the “Waiver Period”).

c) Upon expiry of the Waiver Period in respect of the Waiver, or upon the occurrence of an Event of Termination, the Waiver Period shall immediately and automatically terminate and all obligations under this letter agreement shall have no further force or effect, and the Holder shall be released from any and all obligations and agreements in relation to the Waiver under this letter agreement and shall be entitled to exercise any of its rights and remedies under the Koch Note as if this letter agreement had never existed, and all of its rights and remedies shall be available without restriction or modification, as if this letter agreement had not been effectuated.

d) The Waiver Period shall automatically terminate if any of the following events shall occur (each, an “Event of Termination”):

(i)

the occurrence of a “Default” or an “Event of Default” under the Koch Note (other than any Default or Event of Default asserted on the basis of the same facts underlying the Waiver) whether already existing or arising after the execution of this letter agreement;

(ii)	the Glencore Waiver ceases to be in full force and effect; or

(iii)

that certain Loan Arrangement and Reimbursement Agreement, dated as of November 7, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the United States Department of Energy, Li-Cycle U.S. Inc., Li-Cycle North America Hub, Inc., and Li-Cycle Inc. ceases to be in full force and effect.

e) Except as expressly set forth in this Section 1, the Koch Note shall remain in full force and effect and this letter agreement shall not constitute any other modification, amendment or waiver of the Koch Note. The Waiver is limited in nature and nothing contained herein is intended, or shall be deemed or construed to (i) constitute a waiver of any current or future Defaults or Events of Default or compliance with any term or provision of the Koch Note or applicable law, other than as expressly set forth in this letter agreement; or (ii) establish a custom or course of dealing between the Company, on the one hand, and the Holder, on the other hand. Except as expressly provided for in this letter agreement, the Holder has not waived, released or compromised, and does not hereby waive, release or compromise, any events, occurrences, acts, or omissions that may constitute or give rise to any Defaults or Events of Default that existed or may have existed, or may presently exist, or may arise in the future, nor does the Holder waive any related rights and remedies. The execution and delivery of this letter agreement shall not, except as otherwise set forth herein (i) constitute an extension, modification, or waiver of any aspect of the Koch Note; (ii) extend the maturity of any of the Koch Note or the due date of any payment of any amount(s) due thereunder or payable in connection therewith; (iii) give rise to any obligation on the part of the Holder to extend, modify or waive any term or condition of the Koch Note; or (iv) give rise to any defenses or counterclaims to the right of the Holder to compel payment of the Koch Note or any amount(s) due thereunder or payable in connection therewith or otherwise enforce their rights and remedies set forth in the Koch Note.

Section 2. The Holder hereby represents to the Company that this letter agreement has been duly authorized, executed and delivered by the Holder and constitutes a valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms. The Company hereby represents to the Holder that this letter agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 3. This letter agreement shall be binding upon Holder’s successors and assigns in respect of the Koch Note.

Section 4. The following provisions from the Koch Note shall be deemed incorporated, mutatis mutandis, into this letter agreement as if set forth herein: Section 19 (Dispute Resolution); Section 20(a) (Notices), and Section 23 (Governing Law).

Section 5. This letter agreement may be executed and delivered in one or more counterparts including by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement or any document to be signed in connection with this letter agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to execute and deliver this letter agreement by electronic means.

[Signature Page Follows]

Please evidence your agreement with the foregoing by executing this letter agreement and returning to the undersigned.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	President & CEO

ACNOWLEDGED AND AGREED as of the date first written above:

WOOD RIVER CAPITAL, LLC

By:	/s/ Matthew Orr
Name:	Matthew Orr
Title:	President